Exhibit 99.2

Hancock Jaffe Completes $41 Million Public Offering

Capital Raise to Fund VenoValve U.S. Pivotal Trial

IRVINE, California, February 11, 2021 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI), a developer of medical devices that restore cardiac and vascular health, today announced that it has successfully completed a public offering of its securities generating approximately $41.4 million of gross proceeds, prior to deducting underwriting discounts and commissions, and expenses. The Company sold 5,914,284 shares of common stock and warrants to purchase 2,971,142 common shares in the public offering.

Proceeds from the offering will be used for general working capital purposes, including funding of the company’s proposed U.S. pivotal trial for theVenoValve, a novel treatment for lower limb Chronic Venous Insufficiency (CVI) of the deep vein system.

“We believe that the capital from this financing should be more than sufficient to fund the VenoValve U.S. pivotal trial, and support the company into 2023,” said Hancock Jaffe CEO Robert Berman. “The current standard of care for deep venous CVI sufferers is ineffective and only treats symptoms, rather than the underlying structural valve issues. We developed the VenoValve to fill this large unmet medical need. With this funding, we expect to make substantial progress toward our goal of helping millions of CVI patients throughout the world.”

CVI is a debilitating condition that can make everyday tasks such as bathing, sleeping and walking extremely difficult for patients. CVI occurs when valves inside the veins of the leg fail, causing blood to flow in the wrong direction (reflux) and venous hypertension. This results in leg swelling, pain, open sores (venous ulcers) and reduced mobility for patients. The current standard of care for deep venous CVI sufferers consists of compression garments and leg elevation.

One-year results from the first-in-man trial for the VenoValve, released in December 2020, demonstrated significant improvement in all study endpoints, including reflux, venous clinical severity scores (disease manifestations), and visual analog scale scoring for chronic pain, with a good safety profile. Interim results from the study were recently published online in the Journal of Vascular Surgery.

Last month, Hancock Jaffe had a successful pre-IDE meeting with the U.S. Food and Drug Administration (FDA) about the VenoValve and expects to file its application with the FDA in the first quarter of 2021 seeking IDE approval for commencing the VenoValve U.S. pivotal trial.

Approximately 2.4 million people in the U.S. suffer from CVI due to reflux in the deep venous system. Estimates indicate that direct medical costs from CVI in the U.S. exceed $38 billion each year. There are currently no FDA-approved devices or effective treatments for deep venous CVI.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with the public offering. The securities were offered pursuant to a registration statement on Form S-1, as amended (File No. 333- 251528), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 8, 2021 and a registration statement on Form S-1 (File No. 333-252874) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which became effective on February 8, 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to the offering was filed by the company with the SEC on February 10, 2021. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th floor, New York, NY 10019 or by email at prospectus@ladenburg.com.

About Hancock Jaffe Laboratories, Inc.

Hancock Jaffe Laboratories (Nasdaq: HJLI) specializes in developing and manufacturing bioprosthetic (tissue-based) medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has two lead product candidates: the VenoValve®, a porcine-based valve which is intended to be surgically implanted in the deep venous system of the leg to treat reflux associated with Chronic Venous Insufficiency, and the CoreoGraft®, a bovine tissue-based off-the-shelf conduit intended to be used for coronary artery bypass surgery.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of Hancock Jaffe Laboratories, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, with respect to our liquidity and future cash position, the timing of filing of our IDE application and beginning patient enrollment, and the VenoValve’s ability to fill the unmet medical needs of CVI sufferers) may differ significantly from those set forth or implied in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

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MEDIA CONTACT:

Michelle McAdam, Chronic Communications, Inc.

michelle@chronic-comm.com

(310) 902-1274